Sovran Self Storage, Inc 6467 Main St., Buffalo, NY 14221 (716) 633-1850	Exhibit 99.1

FOR IMMEDIATE RELEASE
June 4, 2013

Sovran Self Storage, Inc. Announces Financing of $500 Million in Unsecured Term Notes and Credit Facility; Raises Guidance

          Buffalo, NY, June 4, 2013 – Sovran Self Storage, Inc. (NYSE:SSS), a self storage real estate investment trust (REIT),  today announced details of financing arrangements totaling $500 million of senior, unsecured debt.

          As part of the new arrangement, the bank lending syndicate has committed $100 million for a delayed draw note to provide funding for the Company's repayment of term notes maturing in September 2013.  The new financing is for seven years and is to be unsecured.

          The Company also negotiated extensions and rate reductions on two other outstanding notes.  The maturity dates on its $125 million and $100 million unsecured bank group term notes have been extended to June, 2020, and the interest rate on both notes has been reduced from LIBOR plus 2.0% to LIBOR plus 1.65%.

          Further, the Company's $175 million revolving credit facility has been extended through June, 2018, and its interest rate has been reduced from LIBOR plus 2.0% to LIBOR plus 1.50%.  The new agreement provides for an increase to the facility of $75 million, at the Company's option, and extension options for two additional years.

          M&T Bank was the Lead Arranger and Bookrunner in the transactions; SunTrust Bank and Wells Fargo Bank, N.A. served as Co-Syndication Agents; HSBC Bank USA, N.A., PNC Bank, N.A. and U.S. Bank, N.A., each served as Co-Documentation Agents.  A total of 11 lenders participated in the syndication.

          The Company has entered into interest rate swap contracts which effectively fix the interest rate on the $100 million delayed draw term note at 3.02% for five years commencing September 4, 2013.

          Andrew J. Gregoire, Chief Financial Officer of the Company, commented, "This financing package extends our debt maturity dates, reduces our effective borrowing costs, and provides us with the capacity and flexibility we need to grow our business.  We're appreciative of the support that our bank group has shown us."

          Full year interest expense savings are expected to approximate $4.1 million as a result of this transaction.  The Company is increasing its projection of Funds From Operations for the year ended December 31, 2013 to $3.59 to $3.63 per share, with most of the benefit of the refinancing impacting the fourth quarter.

Forward Looking Statements

          When used within this news release, the words "intends," "believes," "expects," "anticipates," and similar expressions are intended to identify "forward looking statements" within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements.  Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company's ability to evaluate, finance and integrate acquired businesses into the Company's existing business and operations; interest rates may fluctuate, impacting costs associated with the Company's floating rate debt and their ability to enter into favorable interest rate swap agreements; the Company's ability to comply with debt covenants; the future ratings on the Company's debt instruments; the regional concentration of the Company's business may subject it to economic downturns in the states of Florida and Texas; the Company's ability to effectively compete in the industries in which it does business; the Company's reliance on its call center; the Company's cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

About Sovran Self Storage, Inc.

          Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities.  The Company operates 471 self storage facilities in 25 states under the name "Uncle Bob's Self Storage"®.  For more information, visit www.unclebobs.com, like us on Facebook, or follow us on Twitter.